                                                                    EXHIBIT 99.1

                                  NEWS RELEASE

                           Contact: Dan L. Greenfield
                                  412-394-3004

             ALLEGHENY TECHNOLOGIES ANNOUNCES SECOND QUARTER RESULTS

Pittsburgh, PA - July 23, 2003 - Allegheny Technologies Incorporated (NYSE: ATI) reported a net loss of $26.0 million, or $0.32 per share, on sales of $489.9 million for the second quarter ended June 30, 2003. During the same period in 2002, the Company reported a net loss of $7.5 million, or $0.09 per share, on sales of $491.2 million.


                                                THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                     JUNE 30                             JUNE 30
                                                   IN MILLIONS                         IN MILLIONS
                                          -------------------------------    ---------------------------------
                                              2003             2002               2003               2002
                                          --------------   --------------    ---------------     -------------

Sales                                      $     489.9     $     491.2        $     970.4         $    984.3

Net loss before the cumulative effect
 of change in accounting principle               (26.0)           (7.5)             (51.8)             (18.6)

Cumulative effect of change
 in accounting principle                           -              -                  (1.3)               -
                                          --------------   --------------    ---------------     -------------

Net loss                                   $     (26.0)    $       (7.5)      $     (53.1)       $     (18.6)




                                                PER DILUTED SHARE                   PER DILUTED SHARE
                                          -------------------------------    ---------------------------------
Net loss before the cumulative effect
 of change in accounting principle        $     (0.32)     $     (0.09)      $       (0.64)      $     (0.23)

Cumulative effect of change
 in accounting principle                         -                -                  (0.02)             -
                                          --------------   --------------    ---------------     -------------

Net loss                                  $     (0.32)     $     (0.09)        $     (0.66)      $     (0.23)



Pre-tax retirement benefit expense was $33.4 million in the second quarter of 2003, compared to $5.5 million in the comparable year ago period. Essentially all of this increase is non-cash. On a per share basis, retirement benefit expense represented $0.26 per share of the $0.32 per share second quarter net loss.

Results for the six months ended June 30, 2003, were a net loss of $53.1 million, or $0.66 per share, on sales of $970.4 million compared to a net loss of $18.6 million, or $0.23 per share, on sales of $984.3 million for the comparable 2002 period. The six months results for 2003 include a $1.3 million, or $0.02 per share, charge for the cumulative effect of change in accounting principle. Pre-tax retirement benefit expense for the six months ended June
30, 2003, was $68.2 million, compared to $11.2 million in the same 2002 period. Essentially all of this increase is non-cash. On a per share basis, retirement benefit expense represented $0.54 per share of the $0.66 per share net loss for the six months ended June 30, 2003.

COMMENTS
"Business conditions in most of our end-markets remain challenging," said Jim Murdy, Allegheny Technologies' president and chief executive officer. "Although primarily non-cash, retirement benefit expense was again the biggest negative to earnings in the quarter. Continuing weak demand for most of our specialty materials combined with higher raw material, energy, and insurance costs also negatively impacted ATI results in the second quarter.

"Company-wide cost reductions, before the effects of inflation, in the second quarter of 2003 totaled $28 million, bringing cost reductions to $56 million for the six months. Our 2003 cost reduction goal is $115 million. Managed working capital increased by $32 million in the second quarter primarily due to higher costs of nickel and scrap in our inventories, and higher accounts receivable. However, managed working capital as a percent of annualized sales improved to 32% compared to 34% at the end of 2002.

"During the second quarter, we decided to arrange a $325 million four-year senior secured revolving credit facility to provide ATI with an added measure of prudent financial liquidity. There are no borrowings outstanding under the new facility, although a portion of its capacity is being utilized for letters of credit. Cash remained at a healthy level with $66 million on hand at the end of the second quarter, which is $7 million more than at the end of 2002.

"Demand and pricing remained weak in our Flat-Rolled Products segment. Domestic consumption of stainless steel sheet and strip fell another 5% through the first five months of the year based on the latest data available. Demand from most capital goods markets remained at low levels. Productivity improvement and cost reduction initiatives continued at an accelerated pace with cost reductions year-to-date of $29 million in this segment. During the second quarter, we essentially completed the consolidation of our Precision Rolled Strip(R) service centers, which is aimed at improving value-added customer service and reducing costs.

"In our High Performance Metals segment, demand for our nickel-based and premium titanium alloys from the commercial aerospace market continued to be weak. However, strong demand for these alloys from government defense and biomedical markets continued in the second quarter of 2003. Our exotic alloys business had another strong quarter and continued to benefit from sustained high demand from government defense and high-energy physics markets.

"Profitability at all three of our Industrial Products segment companies improved during the first half of 2003. These companies have done an excellent job reducing costs and managing for cash in a difficult environment. Our tungsten specialty materials business has significantly improved its cost structure and is focusing on key niche markets where we have competitive advantages.

"Even in these tough economic times, we continue to see profitable growth opportunities. For example, Uniti LLC, our joint venture with Russia-based VSMPO-AVISMA, began taking orders in early June. Interest from customers in North America, Asia and Europe has been strong. In addition, STAL, our Precision Rolled Strip products joint venture in China, continued to grow and prosper to meet the needs of customers in the rapidly expanding markets in Asia. Despite the SARS impact on Asian economies during the first half of 2003, STAL's shipments grew by 26% in the first six months of 2003 compared to the same period last year. We're convinced China continues to offer profitable growth opportunities for ATI's specialty materials.

"At this time we see few signs of a recovery in most of our end markets, although the summer months are normally slow. With or without a recovery, we are aggressively focused on continuing to improve productivity, accelerate cost reductions, reduce managed working capital and conserve financial liquidity."

SEGMENT RESULTS
Comparative data by business segments for the second quarter ended June 30, 2003, is contained in the accompanying statements.

FLAT-ROLLED PRODUCTS
SECOND QUARTER OF 2003 COMPARED TO SECOND QUARTER OF 2002
Sales declined 6% to $260.2 million primarily due to continued weakness in capital goods markets. Reduced demand, lower prices, and higher energy and raw material costs more than offset lower depreciation expense resulting in an operating loss of $6.1 million for the quarter, compared to an operating profit of $0.7 million in the comparable 2002 period. As a result of higher natural gas and electricity prices, energy costs increased by $4.6 million compared to 2002, net of approximately $1.5 million in gains from natural gas derivatives. Results for the second quarter of 2003 benefited from $13.7 million in cost reductions, before the effects of inflation and higher energy costs. Total tons shipped decreased 6%. Average transaction prices to customers were basically flat due to higher raw materials surcharges; however, average base selling prices realized by ATI declined by approximately 5%.

HIGH PERFORMANCE METALS
SECOND QUARTER OF 2003 COMPARED TO SECOND QUARTER 2002
Sales increased 8% to $166.8 million due to strong demand for premium exotic alloys from government defense and high energy physics markets, partially offset by reduced demand from commercial aerospace and power generation markets. Operating profit improved to $11.6 million compared to $8.6 million in the year-ago period. Results for the second quarter of 2003 benefited from $11.2 million of cost reductions, before the effects of inflation. Pounds shipped of nickel-based and specialty steel products increased 12%, while pounds shipped of titanium-based products decreased 12%. Average revenue per pound of nickel-based and specialty steel products increased 2%, while average revenue per pound of titanium-based products increased 4%, both due primarily to product mix. Pounds shipped of exotic alloys increased 14% and average revenue per pound was 17% higher.

INDUSTRIAL PRODUCTS
SECOND QUARTER OF 2003 COMPARED TO SECOND QUARTER OF 2002
Sales improved 6% to $62.9 million resulting in an operating profit of $3.1 million for the second quarter of 2003 compared to an operating profit of $2.2 million for the same period of 2002. The improvement in operating results benefited from continuing cost reductions, which totaled $2.2 million, before the effects of inflation, and higher sales across all operating companies in the segment.

RETIREMENT BENEFITS - PENSION, MEDICAL AND LIFE INSURANCE
The severe decline in the equity markets over the past three years, combined with lower expected returns on benefit plan investments and a lower discount rate assumption for determining liabilities, resulted in a pre-tax retirement benefit expense of $33.4 million in the second quarter of 2003 compared to $5.5 million in the second quarter of 2002. This increase in retirement benefits expense resulted in a $27.9 million pre-tax, or $0.21 per share after-tax, reduction in second quarter of 2003 earnings compared to the same period of 2002. The increase in retirement benefit expense in 2003 negatively affected both cost of sales and selling and administrative expenses in the second quarter of 2003 compared to the same period last year. For the three months ended June 30, 2003, retirement benefit expense impacted cost of sales by $23.5 million and selling and administrative expenses by $9.9 million. For the three months ended June 30, 2002, retirement benefit expense impacted cost of sales by $1.0 million and selling and administrative expenses by $4.5 million. The majority of these retirement benefit expenses relate to our Allegheny Ludlum operation. Approximately $24.9 million of the second quarter 2003 retirement benefit expense is non-cash. Based upon the final actuarial study for 2003, retirement benefit costs for the 2003 full year are expected to be $134 million compared to $21 million for 2002.

The Company is not required to make cash contributions to the defined benefit pension plan for 2003 and, based upon current actuarial studies, does not expect to be required to make cash contributions to the defined benefit pension plan for the next several years.

OTHER COMMENTS
Corporate expenses for the second quarter of 2003 increased to $5.3 million compared to $4.5 million in the year-ago period primarily due to higher insurance costs in 2003. These cost increases offset savings realized at the corporate office associated with reductions in staffing and related costs.

In June 2003, we entered into a new $325 million four-year senior secured revolving credit facility. The new facility, which replaced a $250 million unsecured facility, is secured by Company domestic accounts receivable and inventory and includes capacity for up to $150 million of letters of credit. There are no borrowings currently outstanding under the new facility, although a portion of the letters of credit capacity is being utilized. Second quarter of 2003 interest expense, net of interest income, increased to $8.4 million from $7.9 million in the year-ago period due to a pretax charge of $1.2 million to write off the unamortized fees associated with the former unsecured credit facility.

FINANCIAL HIGHLIGHTS
At June 30, 2003, cash on hand was $66.2 million, an increase of $6.8 million from 2002 year-end. Cash flow from operating activities for the first half of 2003 was $17.1 million. This total included the receipt of our 2002 federal income tax refund of $48.5 million, which was largely offset by a $45.0 million increase in managed working capital compared to December 31, 2002. The increase in managed working capital was due to a $40 million increase in accounts receivable resulting primarily from a higher level of sales in the second quarter of 2003 compared to the fourth quarter of 2002, and a $24 million increase in inventory mostly as a result of higher raw material costs. The increase in raw material costs should largely be recovered through surcharges. These increases were partially offset by $19 million in higher accounts payable. In the first half of 2002, cash flow from operations was $170.9 million, including the receipt of a federal income tax refund of $45.6 million and a reduction in managed working capital of $111.7 million. Cash used in investing activities, primarily capital expenditures, was $22.1 million in the first half of 2003 compared to $23.4 million in the first half of 2002. Cash provided by financing activities totaled $11.8 million in the first half of 2003 and included proceeds of $15.3 million on the termination of certain interest rate swap arrangements, primarily in the first quarter of 2003, proceeds from capital project financing of $9.2 million less net debt repayments of $3.0 million, and $9.7 million of dividend payments. Cash used in financing activities in the comparable 2002 period was $111.0 million and included $78.8 million in debt reduction and $32.2 million of dividend payments.

Cash on hand declined $45.2 million in the second quarter of 2003 compared to the first quarter of 2003. This decrease in cash resulted primarily from an increase in managed working capital of $32 million mainly due to higher inventories as a result of higher raw material costs and higher accounts receivable as a result of an increase in sales. Other cash items included semi-annual interest payments of approximately $16 million, up-front costs of approximately $4 million associated with the new secured credit facility, and a one-time payment of $5 million concluding the profit sharing dispute for prior years with the United Steelworkers of America, which we announced in January 2003.

In building the liquidity of the Company, we focus on controlling managed working capital, which we define as accounts receivable and inventories less accounts payable. We exclude the effects of the LIFO inventory and other valuation reserves. At June 30, 2003, managed working capital was 32% of annualized sales compared to 34% of annualized sales at 2002 year-end.

NEW ACCOUNTING PRONOUNCEMENT
On January 1, 2003, we adopted Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). Under SFAS 143, obligations associated with the retirement of tangible long-lived assets are capitalized and amortized to expense over an asset's useful life. The adoption of SFAS 143 resulted in an after-tax charge of $1.3 million, or $0.02 per share in the 2003 first quarter. This charge is reported as a cumulative effect of change in accounting principle.

                                  *    *    *

Allegheny Technologies will conduct a conference call with investors and analysts on July 23 2003, at 1 p.m. ET to discuss the earnings results. The conference call will be broadcast live on www.alleghenytechnologies.com. To access the broadcast, click on "Second Quarter Conference Call". In addition, the conference call will be available through the CCBN website, located at www.ccbn.com.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as "anticipates," "believes," "estimates," "expects," "would," "should," "will," "will likely result," "forecast," "outlook," "projects," and similar expressions. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results or performance to materially differ from any future results or performance expressed or implied by such statements. Various of these factors are described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2002, and our Quarterly Reports on Form 10-Q. We assume no duty to update our forward-looking statements.

Allegheny Technologies Incorporated (NYSE: ATI) is one of the largest and most diversified specialty materials producers in the world, with revenues of approximately $1.9 billion in 2002. The Company has approximately 9,650 employees world-wide and its talented people use innovative technologies to offer growing global markets a wide range of specialty materials. High-value products include nickel-based and cobalt-based alloys and superalloys, titanium and titanium alloys, specialty steels, super stainless steel, exotic alloys, which include zirconium, hafnium and niobium, tungsten materials, and highly engineered strip and Precision Rolled Strip(R) products. In addition, we produce commodity specialty materials such as stainless steel sheet and plate, silicon and tool steels, and forgings and castings. The Allegheny Technologies website can be found at www.alleghenytechnologies.com.

ALLEGHENY TECHNOLOGIES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - Dollars in millions, except per share amounts)


                                                             THREE MONTHS ENDED                SIX MONTHS ENDED
                                                                  JUNE 30                           JUNE 30
                                                       -------------------------------  --------------------------------
                                                            2003            2002            2003              2002
                                                       ---------------  --------------  --------------   ---------------

SALES                                                     $     489.9       $   491.2        $  970.4          $  984.3
Costs and expenses:
         Cost of sales                                          469.1           444.1           935.0             896.8
         Selling and administrative expenses                     53.4            49.3           101.1              99.8
                                                       ---------------  --------------  --------------   ---------------
Loss before interest, other income
         (expense) and income taxes                             (32.6)           (2.2)          (65.7)            (12.3)

Interest expense, net                                             8.4             7.9            15.8              17.8
Other income (expense), net                                       0.2            (0.4)            0.7               1.6
                                                       ---------------  --------------  --------------   ---------------
Loss before income tax benefit and
         cumulative effect of a change in
         accounting principle                                   (40.8)          (10.5)          (80.8)            (28.5)
Income tax benefit                                              (14.8)           (3.0)          (29.0)             (9.9)
                                                       ---------------  --------------  --------------   ---------------
Net loss before cumulative effect of
         change in accounting principle                         (26.0)           (7.5)          (51.8)            (18.6)

Cumulative effect of change in accounting
         principle                                                  -              -             (1.3)               -
                                                       ---------------  --------------  --------------   ---------------

NET LOSS                                                  $     (26.0)      $    (7.5)       $  (53.1)         $  (18.6)
                                                       ===============  ==============  ==============   ===============

Basic and diluted net loss per common
         share before cumulative effect
         of change in accounting principle                $     (0.32)      $   (0.09)       $  (0.64)         $  (0.23)

Cumulative effect of change in accounting
         principle                                                  -              -            (0.02)                -
                                                       ---------------  --------------  --------------   ---------------

BASIC AND DILUTED NET LOSS
         PER COMMON SHARE                                 $     (0.32)      $   (0.09)       $  (0.66)         $  (0.23)
                                                       ===============  ==============  ==============   ===============

Weighted average common shares
         outstanding -- basic and diluted
         (millions)                                              81.0            80.6            80.8              80.5

Actual common shares outstanding--
         end of period (millions)                                81.0            80.6            81.0              80.6



ALLEGHENY TECHNOLOGIES INCORPORATED AND SUBSIDIARIES
SALES AND OPERATING PROFIT (LOSS) BY BUSINESS SEGMENT
(Unaudited - Dollars in millions)


    YTD 2003       YTD 2002                                           Q2 2003     Q1 2003     Q4 2002     Q3 2002      Q2 2002
--------------- -------------                                       ----------- ----------- ----------- -----------  -----------
                                 Sales:
$   519.0         $  538.8       Flat-Rolled Products               $   260.2   $   258.8   $   243.0   $   266.4    $   276.7
    327.8            327.8       High Performance Metals                166.8       161.0       156.1       146.1        154.9
    123.6            117.7       Industrial Products                     62.9        60.7        55.1        56.8         59.6
--------------- -------------                                       ----------- ----------- ----------- -----------  -----------

$   970.4         $  984.3       TOTAL EXTERNAL SALES               $   489.9   $   480.5   $   454.2   $   469.3    $   491.2
=============== =============                                       =========== =========== =========== ===========  ===========

                                 Operating Profit (Loss):

$    (7.1)        $    0.3       Flat-Rolled Products               $    (6.1)  $    (1.0)  $   (12.1)  $     3.9    $     0.7
     (1.4%)            0.1%      % of Sales                              (2.3%)      (0.4%)      (5.0%)       1.5%         0.3%

     19.9             12.9       High Performance Metals                 11.6         8.3         9.0         9.3          8.6
      6.1%             3.9%      % of Sales                               7.0%        5.2%        5.8%        6.4%         5.6%

      4.6              1.5       Industrial Products                      3.1         1.5         0.9         1.6          2.2
      3.7%             1.3%      % of Sales                               4.9%        2.5%        1.6%        2.8%         3.7%
--------------- -------------                                       ----------- ----------- ----------- -----------  -----------

     17.4             14.7       OPERATING PROFIT (LOSS)                  8.6         8.8        (2.2)       14.8         11.5
      1.8%             1.5%      % of Sales                               1.8%        1.8%       (0.5%)       3.2%         2.3%
    (10.1)           (10.2)      Corporate expenses                      (5.3)       (4.8)       (4.8)       (5.6)        (4.5)
    (15.8)           (17.8)      Interest expense, net                   (8.4)       (7.4)       (8.2)       (8.3)        (7.9)
--------------- -------------                                       ----------- ----------- ----------- -----------  -----------

     (8.5)           (13.3)      Subtotal                                (5.1)       (3.4)      (15.2)        0.9         (0.9)
                                 Restructuring costs and other
     (4.1)            (4.0)       costs, net of gains on asset sales     (2.3)       (1.8)      (41.3)       (9.1)        (4.1)
    (68.2)           (11.2)      Retirement benefit expense        (a)  (33.4)  (a) (34.8)       (5.2)       (5.4)        (5.5)
--------------- -------------                                       ----------- ----------- ----------- -----------  -----------
$   (80.8)        $  (28.5)      LOSS BEFORE INCOME TAX BENEFIT     $   (40.8)  $   (40.0)  $   (61.7)   $  (13.6)    $  (10.5)
=============== =============                                       =========== =========== =========== ===========  ===========


(a) Includes non-cash expenses of $24.9 million and $28.2 million for the 2003 second quarter and 2003 first quarter, respectively.

ALLEGHENY TECHNOLOGIES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Current period unaudited--Dollars in millions)

                                                          JUNE 30, 2003          DECEMBER 31, 2002
                                                       --------------------   ------------------------
ASSETS

CURRENT ASSETS:
Cash and cash equivalents                               $            66.2        $            59.4
Accounts receivable, net of allowances for
    doubtful accounts of $9.3 and $10.1 at
    June 30, 2003, and December 31, 2002,
    respectively                                                    274.8                    239.3
Inventories, net                                                    416.6                    409.0
Deferred income taxes                                                22.6                     20.8
Income tax refunds receivable                                         3.4                     51.9
Prepaid expenses and
    other current assets                                             27.7                     32.0
                                                       --------------------   ------------------------
   TOTAL CURRENT ASSETS                                             811.3                    812.4

Property, plant and equipment, net                                  748.6                    757.6
Cost in excess of net assets acquired                               196.0                    194.4
Deferred pension asset                                              165.1                    165.1
Deferred income taxes                                               110.2                     85.4
Other assets                                                         71.9                     78.3
                                                       --------------------   ------------------------

TOTAL ASSETS                                            $         2,103.1        $         2,093.2
                                                       ====================   ========================

LIABILITIES AND
     STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable                                        $           175.1        $           171.3
Accrued liabilities                                                 160.4                    161.0
Short term debt and current
  portion of long-term debt                                           7.1                      9.7
                                                       --------------------   ------------------------
   TOTAL CURRENT LIABILITIES                                        342.6                    342.0

Long-term debt                                                      523.6                    509.4
Accrued postretirement benefits                                     502.9                    496.4
Pension liabilities                                                 259.8                    216.0
Other long-term liabilities                                          82.0                     80.6
                                                       --------------------   ------------------------
TOTAL LIABILITIES                                                 1,710.9                  1,644.4
                                                       --------------------   ------------------------
TOTAL STOCKHOLDERS' EQUITY                                          392.2                    448.8
                                                       --------------------   ------------------------
TOTAL LIABILITIES AND STOCKHOLDERS'
     EQUITY                                             $         2,103.1        $         2,093.2
                                                       ====================   ========================


ALLEGHENY TECHNOLOGIES INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited--Dollars in millions)                                               SIX MONTHS ENDED
                                                                                   JUNE 30
                                                                        -------------------------------
                                                                            2003             2002
                                                                        --------------   --------------

OPERATING ACTIVITIES:

        Net loss                                                          $     (53.1)    $     (18.6)
        Cumulative effect of change in accounting   principle                     1.3             --
        Depreciation and amortization                                            37.1            45.4
        Change in managed working capital                                       (45.0)          111.7
        Income tax refunds receivable                                            48.5            45.6
        Change in pension assets/liabilities                                     43.9            (5.2)
        Other                                                                   (15.6)           (8.0)
                                                                        --------------   --------------
CASH PROVIDED BY OPERATING ACTIVITIES                                            17.1           170.9
                                                                        --------------   --------------
INVESTING ACTIVITIES:
        Purchases of property, plant and equipment                              (28.8)          (25.5)
        Asset disposals and other                                                 6.7             2.1
                                                                        --------------   --------------
CASH USED IN INVESTING ACTIVITIES                                               (22.1)          (23.4)
                                                                        --------------   --------------
FINANCING ACTIVITIES:
        Net increase (decrease) in debt                                           6.2           (78.8)
        Interest rate swap termination                                           15.3            --
        Dividends paid
                                                                                 (9.7)          (32.2)
                                                                        --------------   --------------
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                                  11.8          (111.0)
                                                                        --------------   --------------
INCREASE IN CASH AND CASH EQUIVALENTS                                             6.8            36.5
Cash and cash equivalents at beginning of period                                 59.4            33.7
                                                                        --------------   --------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                $      66.2     $      70.2
                                                                        ==============   ==============


ALLEGHENY TECHNOLOGIES INCORPORATED AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Unaudited)


  YTD 2003        YTD 2002                                               Q2 2003     Q1 2003     Q4 2002     Q3 2002     Q2 2002
--------------  -------------                                           ----------- ----------- ----------- ----------- -----------

                               VOLUME:
     239,518     250,283       Flat-Rolled Products (finished tons)        120,554     118,964     114,803     122,249     128,490
--------------  -------------                                           ----------- ----------- ----------- ----------- -----------
     170,829     179,914       Commodity                                    87,337      83,492      82,503      87,884      92,483
      68,689      70,369       High value                                   33,217      35,472      32,300      34,365      36,007
                               High Performance Metals - nickel-
                                 based and specialty steel
      18,149      19,212         alloys (000's lbs.)                         9,457       8,692       8,719       7,901       8,447
                               High Performance Metals - titanium mill
       9,232      10,225         products (000's lbs.)                       4,617       4,615       4,633       4,186       5,276
                               High Performance Metals - exotic
       2,092       1,884         alloys (000's lbs.)                         1,160         932         861         967       1,015

                               AVERAGE PRICES:
$      2,151    $  2,135       Flat-Rolled Products (per finished         $  2,144    $  2,159    $  2,102    $  2,163    $  2,141
                                 ton)
$      1,557    $  1,515         Commodity                                $  1,550    $  1,564    $  1,490    $  1,594    $  1,541
$      3,630    $  3,713         High value                               $  3,708    $  3,557    $  3,663    $  3,617    $  3,668
                               High Performance Metals - nickel-
                                 based and specialty steel
$       6.59    $   6.40         alloys (per lb.)                         $   6.47    $   6.73    $   6.09    $   6.72    $   6.32
                               High Performance Metals - titanium
$      12.00    $  11.41         mill products (per lb.)                  $  11.16    $  12.85    $  12.36    $  12.25    $  10.76
                               High Performance Metals - exotic
$      37.94    $  33.64         alloys (per lb.)                         $  38.10    $  37.75    $  43.33    $  35.16    $  32.45


ALLEGHENY TECHNOLOGIES INCORPORATED AND SUBSIDIARIES
OTHER FINANCIAL INFORMATION
MANAGED WORKING CAPITAL
(Unaudited - Dollars in Millions)

                                                                                             CHANGE IN MANAGED
                                           JUNE 30, 2003         DECEMBER 31, 2002 (a)        WORKING CAPITAL
                                         -----------------       ---------------------       -----------------
Accounts receivable                      $           274.8    $               239.3
Inventory                                            416.6                    409.0
Accounts payable                                    (175.1)                  (171.3)
                                         -----------------    ---------------------
Subtotal                                             516.3                    477.0

Allowance for doubtful                                 9.3                     10.1
  accounts
LIFO reserve                                          87.0                     74.7
Corporate and other                                   20.4                     26.2
                                         -----------------    ---------------------                 ------
Managed working capital                  $           633.0    $               588.0                 $ 45.0
                                         =================    ======================                ======

Annualized prior 2 months
  sales                                  $         1,953.0    $             1,741.0
                                         =================    =====================

Managed working capital as a
  % of annualized  sales                                32%                     34%



(a) Certain amounts from 2002 have been reclassified to conform with the 2003 presentation.

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